                               AVICI SYSTEMS INC.

 OFFER TO EMPLOYEES TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES
         OF COMMON STOCK OF AVICI SYSTEMS INC. HAVING AN EXERCISE PRICE
       PER SHARE OF MORE THAN $5.00 FOR RESTRICTED STOCK AND NEW OPTIONS

   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
      OCTOBER 29, 2001, UNLESS THE OFFER IS EXTENDED BY AVICI SYSTEMS INC.

   Avici Systems Inc., which we refer to in this offer to exchange as "we," "us," "the company" or "Avici," is offering employees the opportunity to exchange all outstanding stock options to purchase shares of common stock granted under the Avici Systems Inc. 2000 Stock Option and Incentive Plan, as amended (the "2000 Plan"), and the Avici Systems Inc. 1997 Stock Incentive Plan, as amended (the "1997 Plan" and together with the 2000 Plan, the "option plans") that have an exercise price per share of more than $5.00 for unvested shares of restricted common stock and new options that we will grant under the 2000 Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

   You may participate in this offer if you are an employee of Avici or one of our subsidiaries who is otherwise eligible to receive restricted stock and options under an option plan. Non-employee directors, each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate.

   In exchange for any eligible options tendered by an option holder that are accepted for exchange and canceled by us, except as noted below, the option holder will receive a number of shares of restricted stock and new options exercisable for a number of shares of common stock (collectively, the "New Grant") determined in accordance with the following exchange ratio (the "Exchange Ratio"):

     Exercise Price of Options Tendered                           Exchange Ratio
     ----------------------------------                           --------------
     $5.00 or less...............................................        None
     $5.01--$5.19................................................   1.2 for 1
     $5.20--$10.00...............................................     1 for 1
     $10.01--$40.00..............................................   .75 for 1
     $40.01--$80.00..............................................    .5 for 1
     $80.01 or more..............................................    .2 for 1

One-tenth (1/10) of the New Grant shall consist of shares of restricted stock (rounded up to the nearest whole share) and nine-tenths (9/10) of the New Grant shall consist of new options exercisable for shares of common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. Subject to the terms and conditions of the offer, we currently expect to grant the restricted stock promptly after the date that we cancel the options accepted for exchange by us, and we currently expect to grant the new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange by us. All tendered options accepted by us through the offer will be canceled as promptly as possible after 12:00 midnight, Eastern time, on the date the offer ends. The offer is currently scheduled to end on October 29, 2001, and we expect to cancel any options tendered and accepted for exchange on October 30, 2001, or as soon as possible thereafter.

   Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of countries other than the United States, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange multiplied by the applicable Exchange Ratio, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

   In order to receive restricted stock pursuant to the offer, you must be an eligible employee of Avici or one of our subsidiaries from the date you tender options through the date we grant the restricted stock. If you are not an employee of Avici or one of our subsidiaries from the date the restricted stock is granted through the date restricted stock vests, any shares of restricted stock that are unvested upon termination of your employment will be forfeited. In order to receive a new option pursuant to this offer, you must be an eligible employee of Avici or one of our subsidiaries on the date the options are tendered through the date on which the new options are granted, which will be at least six months and one day after the cancellation of the options accepted by us for exchange pursuant to this offer. If you are not an employee of Avici or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange.

   You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any option grant for exchange, you will be required to also tender all options granted to you during the six months immediately prior to the date we commenced this offer. In other words, since we commenced this offer on October 1, 2001, you must also tender all option grants received by you on or after April 1, 2001. If you attempt to tender some of your options but do not include all of the options granted to you on or after April 1, 2001, your entire tender will be rejected.

   This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 6 of this offer to exchange.

   If you tender options for exchange, any shares of restricted stock you receive will be granted under a new restricted stock agreement and any new options you receive will be granted under a new option agreement, both agreements to be entered into between you and us after the expiration of the offer. The restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest"). The terms and conditions of the restricted stock and the new options may vary from the terms and conditions of the options you currently hold.

   Restricted Stock. The restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest"). Fifty percent (50%) of the shares of restricted stock you receive will vest one year after the date of grant, assuming you are still employed by Avici or one of our subsidiaries on the vesting date. Thereafter, the shares of restricted stock you receive will vest in equal three-month installments of 12.5% of the total number of shares of restricted stock you receive, until fully vested, assuming you are still employed by Avici or one of our subsidiaries on the vesting date. You will not be required to pay for the shares of restricted stock granted to you. Your consideration for the shares of restricted stock will be in the form of the options you tender.

   We believe that there are no immediate U.S. federal income tax consequences of receiving restricted stock in exchange for your options, unless you make an election (as described in section 13 below) under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). However, assuming you do not make such an election under Section 83(b), upon each vesting in the restricted stock you will be required to recognize taxable ordinary income in an amount equal to the fair market value of the vested shares, determined at that time. As described in this offer to exchange, a portion of your shares of restricted stock will need to be sold upon vesting in order to pay the withholding tax obligations that will arise at that time. (See section 13 of this offer to exchange for a general summary of certain U.S. federal income tax consequences, including the consequences of accepting or rejecting this offer to exchange and making or not making a Section 83(b) election. We are not in a position to provide tax advice, and you should consult with your own tax advisor concerning the U.S. federal, state, and other tax consequences of accepting or rejecting this offer to exchange.)

   Special considerations may apply to employees located outside of the United States, including Belgium, France, Germany, Hong Kong, the Netherlands and the United Kingdom. In such countries, the application of local taxation rules may be different, relative to the U.S. federal income tax treatment, and may include the imposition of taxes in all events upon the grant of restricted stock. If you are an employee outside of the United States, you should consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

   New Options. The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options, in contrast to the options you tender for exchange, will be granted as non-statutory stock options and not as incentive stock options (even if your current options are incentive stock options) for U.S. federal income tax purposes, and will vest as follows (provided that you remain employed by us on the applicable date(s)):

  . if you tender options granted to you under the 2000 Plan or the 1997 Plan and you have been employed by Avici or one of our subsidiaries for at least twelve months immediately preceding the date of grant, your new options will vest with respect to 25% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant thereafter, until fully vested (the date each installment vests is referred to as a "vesting date"); and

  . if you tender options granted to you under the 2000 Plan or the 1997 Plan and you have not been employed by Avici or one of our subsidiaries for twelve months immediately preceding the date of grant, your new options will vest with respect to 12.5% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant thereafter, until fully vested.

   At the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you will be required to recognize taxable income in accordance with the rules applicable to non-statutory stock options, as described in section 13. We are not in a position to provide tax advice, and you should consult with your own tax advisor concerning the U.S. federal, state, and other tax consequences of accepting or rejecting this offer to exchange. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. federal income tax purposes. Special considerations may therefore apply to employees located outside of the United States, including Belgium, France, Germany, Hong Kong, the Netherlands and the United Kingdom. For example, in such countries, local taxation rules may include the imposition of taxes upon the grant of new options. If you are an employee outside of the United States, you should consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

   As of September 26, 2001, options to purchase 12,483,534 shares of our common stock were issued and outstanding under the option plans. Of these options, options to purchase 8,412,213 shares of our common stock had an exercise price per share of more than $5.00 and were otherwise eligible for exchange in the offer. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 67.4% of the total shares of our common stock issuable upon exercise of all options outstanding under the option plans as of September 26, 2001. Shares of our common stock are quoted on the Nasdaq National Market under the symbol "AVCI." On September 27, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $1.17 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

   Although our compensation committee has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

   All options accepted for exchange by us pursuant to this offer will be cancelled. Once your options have been cancelled, you will no longer have any rights under those options.

   You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to:
Avici Systems Inc., Attention: Diane Brown, 101 Billerica Avenue, Building 2, North Billerica, Massachusetts 01862, telephone: 978-964-2074, facsimile: 978-964-2650 and e-mail: dbrown@avici.com).

                               ----------------

                                   IMPORTANT

   If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Avici Systems Inc., Attention: Diane Brown, 101 Billerica Avenue, Building 2, North Billerica, Massachusetts 01862. Delivery by e-mail will not be accepted. To participate in the offer, you must deliver a properly completed and duly executed letter of transmittal to us before the offer expires at 12:00 midnight, Eastern time, on October 29, 2001.

   We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               ----------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET.......................................................    1
THE OFFER................................................................   14
 1.  NUMBER OF SHARES OF RESTRICTED STOCK AND NEW OPTIONS; EXPIRATION
     DATE................................................................   14
 2.  PURPOSE OF THE OFFER................................................   15
 3.  PROCEDURES FOR TENDERING OPTIONS....................................   15
 4.  WITHDRAWAL RIGHTS...................................................   16
 5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK AND
     NEW OPTIONS.........................................................   17
 6.  CONDITIONS OF THE OFFER.............................................   19
 7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS..................   19
 8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AND
     NEW OPTIONS.........................................................   19
 9.  INFORMATION CONCERNING AVICI SYSTEMS INC............................   24
10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS..   26
11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSE-
     QUENCES OF THE OFFER................................................   27
12.  LEGAL MATTERS; REGULATORY APPROVALS.................................   28
13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................   28
14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..........................   31
15.  FEES AND EXPENSES...................................................   32
16.  ADDITIONAL INFORMATION..............................................   32
17.  MISCELLANEOUS.......................................................   33
SCHEDULE A...............................................................  A-1

                               SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

What securities are we offering to exchange?

   We are offering employees the opportunity to exchange certain outstanding stock options having an exercise price per share of more than $5.00 under the 2000 Plan or the 1997 Plan and that option holders properly tender pursuant to the offer for restricted stock and new options to be granted under the 2000 Plan. Employees who are tax residents of countries other than the United States who are eligible to participate in the offer will have the option to choose to receive, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by such employee and accepted for exchange multiplied by the applicable Exchange Ratio (as defined below). (See section 1)

Why are we making the offer?

   We are making this offer for compensatory purposes and because we believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. In light of recent stock market volatility, especially for technology stocks, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to 100% of the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance and retention incentives for employees and thereby maximize stockholder value. In addition, we have decided to grant restricted stock as part of the offer in order to provide our employees with the benefit of immediate equity ownership in our company, and thereby create better performance and retention incentives for employees during the time period between the date tendered options are accepted and canceled and the grant date of the new options. (See section 2)

How many shares of restricted stock and new options will I receive in exchange for my tendered options?

   If you meet the eligibility requirements and your tendered options are accepted pursuant to the terms and conditions of the offer, except as noted below, we will grant you a number of shares of restricted stock and new options (collectively, the "New Grant") determined in accordance with the following exchange ratio (the "Exchange Ratio"):

     Exercise Price of Options Tendered                           Exchange Ratio
     ----------------------------------                           --------------
     $5.00 or less...............................................        None
     $5.01--$5.19................................................   1.2 for 1
     $5.20--$10.00...............................................     1 for 1
     $10.01--$40.00..............................................   .75 for 1
     $40.01--$80.00..............................................    .5 for 1
     $80.01 or more..............................................    .2 for 1

One-tenth (1/10) of the New Grant shall consist of shares of restricted stock (rounded up to the nearest whole share) and nine-tenths (9/10) of the New Grant shall consist of new options exercisable for shares of common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. For example, if you are eligible to participate in this offer and you tender an option to purchase 10,000 shares at an exercise price of $5.17 and an option to purchase 10,000 shares at an exercise price of $45 that we accept for exchange and cancel, we will grant you 1,700 shares of restricted stock and a new option exercisable for 15,300 shares of Avici common stock.

   Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of countries other than the United States, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange multiplied by the applicable Exchange Ratio, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options. (See section 1)

If I choose to tender options for exchange, do I have to tender all of my options?

   You are not necessarily required to exchange any or all of your eligible options. However, if you tender any option grant, you will be required to tender all option grants that you received during the six months immediately prior to the date we commenced this offer (including, if applicable, any options granted within the last six months with an exercise price of $5.00 or less). Since we commenced this offer on October 1, 2001, you must therefore tender all option grants received on or after April 1, 2001. If you attempt to tender some of your options but do not include all of the options granted to you on or after April 1, 2001, your entire tender will be rejected. (See section 1)

   In addition, you must tender all outstanding options under an individual option grant. We are not accepting partial tenders of individual option grants. For example, if you hold an option to purchase 1,000 shares of common stock at an exercise price of $50.00 per share, you must tender such option in its entirety; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have an option to purchase 1,000 shares of common stock at an exercise price of $50.00 per share and an option to purchase 2,000 shares of common stock at an exercise price of $35.00 per share, you may choose to tender either of the option grants, both of the option grants or neither of the option grants, provided that the option grants were made prior to April 1, 2001.

May I tender options that I have already exercised?

   This offer only pertains to options, and does not apply in any way to shares purchased upon the exercise of options, whether or not you have vested in those shares. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the option is subject to the offer and may be tendered for exchange and cancellation.

May I tender unvested options?

   Yes. You may tender your eligible options whether or not they are vested. If you choose to accept the offer with respect to any of your eligible options, you must also tender for exchange all of your eligible options granted on or after April 1, 2001, whether or not they have vested.

What is restricted stock?

   Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you will immediately become a holder of shares of Avici common stock. These shares are considered "restricted" because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest." The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into between you and us. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws, the payment of withholding taxes and your execution and delivery of the restricted stock agreement and the Irrevocable Standing Order to Sell Shares (which we refer to as the "standing order"). We discuss the standing order in more detail below under "Will I have to pay taxes on the grant or vesting of my restricted stock?" (See section 8)

Will I have to pay to receive shares of restricted stock?

   No. You will not be required to pay for the shares of restricted stock granted to you. Your consideration for the shares of restricted stock will be in the form of the options you tender. However, there are tax consequences associated with receipt of shares of restricted stock as described in section 13.

When will I receive my restricted stock?

   We currently expect to cancel the tendered options accepted for exchange on October 30, 2001, the day following the scheduled expiration date of the offer, and to grant the restricted stock promptly thereafter. We currently expect to grant the restricted stock no later than November 1, 2001. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and the standing order. The restricted stock agreement will be substantially the same as the form of restricted stock agreement attached as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on October 1, 2001. (See section 5)

Will I receive a stock certificate representing the restricted stock?

   Your award of restricted stock will be evidenced initially by the restricted stock agreement to be entered into between you and us, and you will not receive a stock certificate for the restricted stock. Initially you will have your ownership of the restricted stock registered only in book-entry form in the records of the transfer agent for our common stock. Book-entry registration refers to a method of recording stock ownership in which no share certificates are issued to stockholders. After any date upon which shares of restricted stock held by you have vested, you may obtain a certificate for your vested shares of restricted stock registered in your name in book-entry form upon request from us, provided that you have signed the restricted stock agreement and the standing order to facilitate your payment of applicable withholding taxes. (See section 8)

How will the restricted stock vest?

   The restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of the restricted stock agreement to be entered into between you and us. Fifty percent (50%) of the shares of restricted stock you receive will vest one year after the date of grant, assuming you are still employed by Avici or one of our subsidiaries on the vesting date. Thereafter, the shares of restricted stock you receive will vest in equal three-month installments of 12.5% of the total shares you receive, until fully vested, assuming you are still employed by Avici or one of our subsidiaries on the vesting date.

   The following example illustrates how your restricted stock will vest. For the purpose of the following example, we assume that the date of grant of the restricted stock will be November 1, 2001, that you have returned to us your executed restricted stock agreement and standing order and that you will continue to be employed by us on November 1, 2001 and on each vesting date of the restricted stock thereafter.

   If you tender in the offer an option to purchase 10,000 shares at an exercise price of $5.17 and an option to purchase 10,000 shares at an exercise price of $45 that we accept for exchange and cancel, you will receive 1,700 shares (one-tenth (1/10) of your New Grant) of restricted stock granted to you on November 1, 2001. On November 1, 2002, one year from the date of grant, 50% of the shares of restricted stock, or 850 shares, will vest and become non-forfeitable. The remaining 850 shares of restricted stock will vest and become non-forfeitable in installments of 12.5% of the total number of shares of restricted stock received by you, or 212 shares, after each full three-month period after November 1, 2002 (i.e. on February 1, 2003, May 1, 2003, August 1, 2003 and November 1, 2003) until your restricted stock is fully vested and non-forfeitable. The vesting schedule for any shares of restricted stock held by you is subject to your continued employment with Avici or one of our subsidiaries.

Will I have to pay taxes on the grant or vesting of my restricted stock?

   We believe there will be no immediate U.S. federal income tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. If you make an election under Section 83(b) of the Internal Revenue Code, you will generally have taxable ordinary income measured by the fair market value of the restricted stock (determined without regard to vesting restrictions) at the time of grant, and you will be required to remit to us in cash the applicable federal, state, and local withholding taxes pertaining to the grant of restricted stock. If your employment by us should terminate before you vest in the restricted stock (at which time you would forfeit the restricted stock), you will not be able to recover the taxes you were required to pay with respect to the grant of restricted stock. If you do not make such an election under
Section 83(b), upon each vesting in the restricted stock you will be required to recognize taxable ordinary income in an amount equal to the fair market value of such restricted stock on the applicable vesting date. In order to meet our withholding obligations that will arise when this happens, you will be required to sign a standing order, which will be attached to the restricted stock agreement that will be entered into between you and us if you tender your options in the offer. The standing order includes provisions authorizing the broker designated by us to sell a sufficient number of vested shares of the restricted stock in order to pay withholding taxes. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States at the time of grant, the employees will be required to remit to us applicable withholding taxes pertaining to the grant of restricted stock. Our obligation to deliver shares of our common stock to you upon the vesting of your restricted stock grant shall be subject to your satisfaction of the aforementioned tax requirements. (See section 13 of this offer to exchange for a general summary of certain U.S. federal income tax consequences, including the consequences of accepting or rejecting this offer to exchange and making or not making a Section 83(b) election. We are not in a position to provide tax advice, and you should consult with your own tax advisor concerning the U.S. federal, state, and other tax consequences of accepting or rejecting this offer to exchange.)

How will withholding taxes be handled when my restricted stock vests?

   Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests you will be required to recognize taxable ordinary income in an amount equal to the fair market value of the vesting shares, based on the last reported sale price of our common stock on the vesting date. This means that the ordinary income will be reflected on your year-end W-2, and we will have an obligation to withhold certain federal, state, and local income and payroll taxes, much like the obligation that arises when you exercise a non-statutory stock option or when we pay you your salary. We will make certain arrangements with a broker designated by us in order to facilitate the payment of this withholding tax obligation. Specifically, the following will happen:

  . Once the company designates the broker, if you do not have an account with that broker, you will be required to open an account with the broker prior to the vesting of shares of your restricted stock. We will require you to sign and return the standing order prior to any vesting of your shares. The standing order includes provisions authorizing the broker designated by us to sell a portion of your shares of restricted stock when they vest in order to pay withholding taxes.

  . On each date upon which shares of restricted stock held by you vest (which we refer to as a "vesting date") (or on the first trading day thereafter if the vesting date is not a trading date), we will instruct the transfer agent for our common stock to forward to the broker designated by us that number of vested shares that we anticipate will be sufficient to obtain proceeds to satisfy the withholding tax obligation and the broker's usual trade commission for this sale, if necessary. The broker will rely on your standing order to sell those shares.

  . The amount of withholding taxes you owe will be based on the last reported sale price of our stock on each vesting date. We will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our common stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be returned to you. In the event that the proceeds received are insufficient to cover the withholding taxes, we reserve the right to either instruct the broker to sell additional vested shares or deduct the necessary amount from your next paycheck.

   By participating in this exchange and signing the restricted stock agreement and standing order, you will authorize us and the broker designated by us to take the above actions to pay withholding taxes and broker commissions, if necessary. In the event there is not an active market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations.

   If you are an employee of Avici or one of our subsidiaries and you are a tax resident in a country other than the United States, you may be subject to different withholding requirements under the laws of the country in which you are a tax resident. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States, the employees will be required to sign a standing order authorizing a broker designated by us to automatically sell the number of vested shares necessary to satisfy the applicable withholding tax obligation Special considerations may apply to employees located outside of the United States, including Belgium, France, Germany, Hong Kong, the Netherlands and the United Kingdom. In such countries, the application of local taxation rules may be different, relative to the U.S. federal income tax treatment, and may include the imposition of taxes in all events upon the grant of restricted stock. If you are an employee outside of the United States, you should consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. (See section 13)

Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

   Once the restricted stock is granted, you will be treated as a stockholder. You will have voting, dividend and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the offer as of the date we grant the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and standing order. (See section 8)

Will the restricted stock ever expire?

   Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting means that once the forfeiture and transfer restrictions cease to apply, you own the shares outright. After the stock vests, you are free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable withholding taxes. (See section 8)

Under what circumstances will I forfeit the restricted stock I receive?

   If your employment with Avici or one of our subsidiaries ends for any reason, including voluntary resignation or termination of your employment by us without cause, prior to the vesting date for any shares of restricted stock held by you, you will forfeit the portion of the restricted stock that has not vested prior to the end of your employment. Whatever shares vest while you remain an employee of Avici or one of our subsidiaries are yours to keep even after you leave. (See section 8)

What are the other restrictions on the restricted stock?

   The restrictions on the restricted stock will be set forth in the restricted stock agreement entered into between you and us, which will be substantially in the form of Exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on October 1, 2001. Restricted stock generally may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in book-entry form in the records of our transfer agent. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. For a more detailed discussion of the terms and restrictions of the restricted stock, please see section 8.

What will the terms of my new options be?

   The new options that you will receive will be granted under the 2000 Plan. The terms of these new options will be subject to the terms and conditions of the 2000 Plan and a new option agreement between you and us, which will be substantially in the form of Exhibit (d)(3) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on October 1, 2001. You must execute the new option agreement before receiving new options.

   The terms and conditions of the new options may vary from the terms and conditions of the options that you tender and we accept and cancel. These new options will differ from your old options with respect to the exercise price, manner of exercise, the date the vesting begins, the vesting schedule and certain other terms specified in the offer. For example, we currently expect to grant new options that do not qualify as incentive stock options (an option that does not qualify as an incentive stock option is sometimes referred to in this offer to exchange as either a "non-statutory stock option" or a "nonqualified stock option"). Any new options that you receive will be non-statutory stock options, regardless of whether your tendered options are incentive stock options. See Section 13 for a summary of certain U.S. federal income tax consequences of the grant and exercise of non-statutory stock options. You should carefully review the description of the new options and the terms and conditions of the 2000 Plan in section 8 before making a decision to tender your options. (See section 8)

What will the exercise price of the new options be?

   The exercise price of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel tendered options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (See section 8)

When will I receive my new options?

   We currently expect to grant the new options on the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange. For example, if on October 30, 2001, the day following the scheduled expiration date of the offer, we cancel the tendered options accepted for exchange, we currently expect the grant date of the new options to be on or about May 1, 2002. If you are not an employee of Avici or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See section 5)

Why won't I receive my new options immediately after the expiration date of the offer?

   If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the share price of our common stock as a compensation expense for the new options granted pursuant to this offer on each vesting date of the new option. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. We will, however, record a fixed non-cash compensation expense as the restricted stock vests, based on the value of the restricted stock on the date of grant. (See section
11)

When will the new options vest?

   The new options will vest on a different basis than the currently outstanding options. Vesting for the new options will be pursuant to the terms of the 2000 Plan and a new option agreement as follows:

  . if you tender options granted to you under the 2000 Plan or the 1997 Plan, and you have been employed by Avici or one of our subsidiaries for at least twelve months immediately preceding the date of grant, your new options will vest with respect to 25% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant thereafter, until fully vested, assuming you are still employed by Avici or one of our subsidiaries on the vesting date (the date each such installment vests is referred to as a "vesting date"); and

  . if you tender options granted to you under the 2000 Plan or the 1997 Plan and you have not been employed by Avici or one of our subsidiaries for twelve months immediately preceding the date of grant, your new options will vest with respect to 12.5% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant on each vesting date thereafter, until fully vested, assuming you are still employed by Avici or one of our subsidiaries on the vesting date.

   The following example illustrates how your new options will vest. For the purpose of the following example, we assume that the grant date of the new options will be May 1, 2002:

  . If you have not been employed at Avici or one of our subsidiaries for twelve months immediately preceding the date of grant of the new options: If you began your employment at Avici or one of our subsidiaries on or after May 1, 2001 and you tender in the offer an option to purchase 10,000 shares at an exercise price of $5.17 and an option to purchase 10,000 shares at an exercise price of $45 that we accept for exchange and cancel, you will receive 15,300 shares (nine-tenths (9/10) of your New Grant) under the 2000 Plan granted to you on May 1, 2002. On that date, 12.5% of the shares subject to your new grant, or 1,912 shares, will vest. The remainder of your options will vest in installments of 2.0833% of the shares subject to the grant, or 433 shares, on each monthly anniversary thereafter until your grant is fully vested.

  . If you have been employed at Avici or one of our subsidiaries for at least twelve months immediately preceding the date of grant of the new options: If you began your employment at Avici or one of our subsidiaries prior to May 1, 2001 and you tender in the offer an option to purchase 10,000 shares at an exercise price of $5.17 and an option to purchase 10,000 shares at an exercise price of $45 that we accept for exchange and cancel, you will receive 15,300 shares (nine-tenths (9/10) of your New Grant) under the 2000 Plan granted to you on May 1, 2002. On that date, 25% of the shares subject to your new grant, or 3,825 shares, will vest. The remainder of your options will vest in installments of 2.0833% of the shares subject to the grant, or 433 shares, on each monthly anniversary thereafter until your grant is fully vested.

   Employees who are tax residents of countries other than the United States may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered and accepted for exchange multiplied by the applicable Exchange Ratio. For example, if you are a non-U.S. tax resident and you tender in the offer an option to purchase 10,000 shares at an exercise price of $5.17 and an option to purchase 10,000 shares at an exercise price of $45 that we accept for exchange and cancel, and you choose to receive only new options, as described above, you will receive new options exercisable for 17,000 shares of our common stock, and you will not receive any shares of restricted stock. The vesting schedule applicable to these new options will be the same as new options granted all other employees participating in the offer.

   The vesting schedule of the new options will not begin until the grant date of those options. Therefore, even if the options you tender are fully or partially vested, the new options you receive will be subject to the new vesting period described above. For a more detailed discussion of the vesting of the new options, please see section 8.

Will I lose the benefits of any vesting I have under my current options if I tender my current options in the offer and they are accepted for exchange and canceled?

   Yes. You will lose the benefits of any vesting under options you tender in the offer. The new options we grant will vest as described above. The vesting schedule of the new options will not begin until the grant date of those new options.

If my current options are incentive stock options, will my new options be incentive stock options?

   No. The new options we grant will not qualify as incentive stock options. If your current options are incentive stock options, your new options will be granted as non-statutory stock options. (See section 13)

Will I have to pay taxes if I exchange my options in the offer?

   If you exchange your current options for restricted stock and new options, we believe that you will not be required under current law to recognize taxable income for U.S. federal income tax purposes at the time of the exchange, unless you make an election under Section 83(b) of the Internal Revenue Code with respect to the restricted stock as discussed in section 13. You will, however, be required to recognize taxable income at subsequent dates as discussed below and in section 13.

   If you make an election under Section 83(b) of the Internal Revenue Code, you will have taxable ordinary income at the time of the grant of the restricted stock and you will be subject to income taxes and withholding taxes. If you do not make an election under Section 83(b), then upon each vesting in the restricted stock you will be required to recognize taxable ordinary income in an amount equal to the fair market value of such restricted stock on the applicable vesting date. (See "Will I have to pay taxes on the grant or vesting of my restricted stock?")

   At the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you will recognize taxable ordinary income at the time of exercise of the non-statutory stock options in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. We may require you to make satisfactory arrangements for the payment of withholding taxes with respect to such income at the time of exercise of the non-statutory stock options. In addition, if you exercise a non-statutory option by making payment to us other than in cash, special rules apply. You should consult your own tax advisors when contemplating such an exercise. When you sell the shares acquired upon exercise of a non-statutory stock option, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount realized upon the sale of shares and (ii) your tax basis in the shares (in the case of a cash purchase, generally the exercise price plus the amount taxed to you as ordinary income). If your holding period for the shares exceeds one year, such gain or loss will generally constitute long-term capital gain or loss.

   We are not in a position to advise you with respect to tax matters, and you should consult with your own tax advisor to determine the U.S. federal, state and other tax consequences of this offer. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. federal income tax purposes. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States, the employees will be required to remit withholding taxes due at the time of grant or, if withholding taxes are due upon vesting, to sign a standing order authorizing a broker designated by us to sell the number of vested shares necessary to satisfy any applicable withholding tax obligation. Special considerations may apply to employees located outside of the United States, including Belgium, France, Germany, Hong Kong, the Netherlands and the United Kingdom. In such countries, the application of local taxation rules may be different, relative to the U.S. federal income tax treatment, and may include the imposition of taxes upon the grant of restricted stock or new options. If you are an employee outside of the United States, you should consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. (See section 13)

What is the source of the common stock that will be used to exchange for my options?

   The restricted stock to be offered to option holders will be issued under the existing 2000 Plan. All options returned to us in the tender offer will be cancelled, thereby permitting the issuance of the restricted stock and new options and providing additional stock for future awards under the 2000 Plan. (See section 11)

Will I be required to give up all of my rights to the cancelled options?

   Yes. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. (See section 5)

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

   We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will in all likelihood be deferred until a date that is at least six months and one day after the date on which we cancel tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer. (See section 11)

What happens to options that I choose not to tender or that are not accepted for exchange?

   Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could affect the continued status of the options as incentive stock options (as opposed to non-statutory options) and would extend the period of time that you are required to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise. We are not in a position to provide tax advice, and you should consult with your own tax advisor concerning the U.S. federal, state, and other tax consequences of accepting or rejecting this offer to exchange, including the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the common stock purchased under those options. (See section 13) However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options.

Why don't we simply reprice the current options?

   "Repricing" existing options would result in variable accounting for all such options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options were exercised, canceled or expired. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. We will, however, record a fixed non-cash compensation expense as the restricted stock vests, based on the value of the restricted stock on the date of grant. (See section
11)

What are the conditions to the offer?

   There are no specific conditions to this offer. However, upon expiration of this offer (which will be on October 29, 2001 at 12:00 midnight, Eastern time, unless we extend it), we will decide either to accept all of the properly tendered options or to reject them all. (See section 6)

Are there any eligibility requirements I must satisfy after the expiration date of the offer to receive the restricted stock and new options?

   To receive a grant of restricted stock, you must be an employee of Avici or one of our subsidiaries from the date you tender options through the date we grant the restricted stock. If we do not extend the offer, we expect to grant the restricted stock promptly after the cancellation of tendered options accepted for exchange. We currently expect to grant the restricted stock no later than November 1, 2001. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and the standing order. We will deliver the restricted stock agreement and the standing order to you after the expiration of the offer. Fifty percent (50%) of the shares of restricted stock received in the offer will vest one year after the date of grant, and, thereafter, the shares of restricted stock will vest in equal three-month installments of 12.5% of the total number of shares, until fully vested, subject to your continued employment. If you are not an employee of Avici or one of our subsidiaries from the date the restricted stock is granted through the date the restricted stock vests, any shares of restricted stock that are unvested upon the termination of your employment will be forfeited. (See section 1)

   To receive a grant of new options, you must be an employee of Avici or one of our subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options prior to the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we do not extend the offer, we currently expect that the new options will be granted on or about May 1, 2002. If you are not an employee of Avici or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See section 1)

   Our non-employee directors are not eligible to participate in this offer. (See section 1)

What if Avici enters into a merger or other similar transaction?

   If we are acquired prior to expiration of the offer, you may withdraw your tendered options and have the rights afforded you under the existing agreements evidencing those options.

   If we are acquired after the grant of your restricted stock but prior to its vesting, the restrictions on your restricted stock may remain in effect subject to the terms of the 2000 Plan and the restricted stock agreement. If we are acquired after your tendered options have been accepted and canceled, but prior to the grant date of the new options, then you will not receive a new option grant, unless the successor company decides in its sole discretion to grant you some or all of those new options.

   If we enter into a merger or other similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Alternatively, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

   In the event of a merger or similar transaction, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive new options under this offer to exchange. If we were to terminate your right to receive new options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

What happens if the tendered options are not accepted?

   Nothing. If we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock or new options. No changes will be made to your current options and they will remain outstanding until they expire by their terms. In the event that the offer expires and we do not accept any options tendered for exchange, we will return all option agreements sent to us in connection with the offer and all options tendered for exchange promptly following the expiration of the offer.

When does the offer expire? Can the offer be extended?

   The offer expires on October 29, 2001, at 12:00 midnight, Eastern time, unless we extend it.

   Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the restricted stock and the new options will also be extended. (See sections 1 and 14)

How do I tender my options?

   If you decide to tender your options, you must deliver, before the offer expires at 12:00 midnight, Eastern time, on October 29, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Avici Systems Inc.,
Attention: Diane Brown, 101 Billerica Avenue, Building 2, North Billerica, Massachusetts 01862, facsimile: 978-964-2650. We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. Delivery by e-mail will not be accepted.

   If the offer is extended by us beyond October 29, 2001, you must deliver these documents before the extended expiration date of the offer.

   We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all such properly tendered options promptly after the expiration of the offer. (See section 3)

During what period of time may I withdraw previously tendered options?

   You may withdraw your tendered options at any time before the offer expires at 12:00 midnight, Eastern time, on October 29, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern time, on November 28, 2001, you may withdraw your tendered options at any time thereafter. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted.

   Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this offer to exchange. (See section 4)

Do I have to return a letter of transmittal if I do not want to exchange my options?

   Whether you accept the offer or not, you need to complete and deliver the letter of transmittal by the deadline specified above.

How will Avici's acceptance of the tendered options be communicated?

   Promptly after October 29, 2001, the expected expiration date of the offer, we will notify you of the number of options (and the shares subject to the options) that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options, as well as the number of shares of restricted stock that will be granted to you. If the offer is extended by us beyond October 29, 2001, we will notify you promptly after the extended expiration date of the offer. (See section 5)

What does Avici and its board of directors think of the offer?

   Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and financial and tax advisors. (See section 2)

Is there any information regarding Avici that I should be aware of?

   Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, our limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, market acceptance of our products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition and technological changes. You should talk to your personal advisors regarding these and other risks. In addition, before making your decision you should carefully review the information about Avici set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business and explains where you can find additional information about us, including by referring to certain financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 that were filed with the Securities and Exchange Commission. (See section 9)

Whom can I talk to if I have questions about the offer?

   For additional information or assistance, you should contact:

Avici Systems Inc.
Attention: Diane Brown
101 Billerica Avenue, Building 2
North Billerica, Massachusetts 01862
Telephone: 978-964-2074
Facsimile: 978-964-2650
e-mail: dbrown@avici.com

                                   THE OFFER

1. NUMBER OF SHARES OF RESTRICTED STOCK AND NEW OPTIONS; EXPIRATION DATE

   Upon the terms and subject to the conditions of the offer, we are offering employees the opportunity to exchange all eligible outstanding options under the option plans that are properly tendered and not validly withdrawn in accordance with section 4 of this offer to exchange before the "expiration date," as defined below, for unvested shares of restricted common stock and new options exercisable for shares of common stock granted under the 2000 Plan. All outstanding options that have an exercise price per share of more than $5.00 issued under the 2000 Plan or the 1997 Plan are eligible for exchange in the offer. Non-employee members of our board of directors, each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate in the offer. For purposes of the offer, the term "expiration date" means 12:00 midnight, Eastern time, on October 29, 2001, unless we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

   We will not accept partial tenders of individual option grants. Therefore, you may only tender options for all of the shares of common stock subject to a particular option grant that remain outstanding, or not tender any of the options subject to that grant. If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six months immediately prior to the date we commenced this offer. Since we commenced this offer on October 1, 2001, you must also tender all option grants received on or after April 1, 2001. If you attempt to tender some of your options but do not include all of the options granted to you on or after April 1, 2001, your entire tender will be rejected.

   If your options are properly tendered and accepted for exchange, except as noted below, you will be entitled to receive a number of shares of restricted stock and new options (collectively, the "New Grant") determined in accordance with the following exchange ratio (the "Exchange Ratio"):

     Exercise Price of Options Tendered                           Exchange Ratio
     ----------------------------------                           --------------
     $5.00 or less...............................................        None
     $5.01--$5.19................................................   1.2 for 1
     $5.20--$10.00...............................................     1 for 1
     $10.01--$40.00..............................................   .75 for 1
     $40.01--$80.00..............................................    .5 for 1
     $80.01 or more..............................................    .2 for 1

One-tenth (1/10) of the New Grant shall consist of shares of restricted stock (rounded up to the nearest whole share) and nine-tenths (9/10) of the New Grant shall consist of new options exercisable for shares of common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. The restricted stock will be granted under and subject to the terms of the 2000 Plan and a restricted stock agreement to be entered into between you and us. All new options will be granted under and subject to the terms of the 2000 Plan and a new option agreement to be entered into between you and us.

   Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of countries other than the United States, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange multiplied by the applicable Exchange Ratio, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

   If you are not an employee of Avici or one of our subsidiaries from the date you tender options through the date the restricted stock is granted or the date the restricted stock vests, you will not receive any restricted stock or any other consideration for your tendered options. To the extent shares of restricted stock vest while you remain an employee of Avici or one of our subsidiaries, such shares are yours to keep even after your employment ends. If you are not an employee of Avici or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options. This means that if you die or quit or we terminate your employment for any reason prior to the vesting date of the restricted stock or prior to the date we grant the new options, you will forfeit any unvested shares of restricted stock and you will not receive anything else for the options that you tendered and we canceled.

2. PURPOSE OF THE OFFER

   We issued the options outstanding under the option plans to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby enhancing our ability to attract, retain and motivate persons who make, or are expected to make, important contributions to our company. The options were intended to provide our employees with equity ownership opportunities and performance-based incentives, creating a stronger incentive for our employees to expend maximum effort for our growth and success, and better aligning the interests of our employees with those of our stockholders.

   In light of recent stock market volatility, especially for technology stocks, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to 100% of the fair market value of our common stock on the day of the grant of new options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance and retention incentives for employees and thereby maximize stockholder value. In addition, we have decided to grant restricted stock as part of the offer in order to provide our employees with the benefit of immediate equity ownership in our company, and thereby create better performance and retention incentives for employees during the time period between the date tendered options are accepted and canceled and the grant date of the new options.

   Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. The new options issued pursuant to the offer may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal counsel, accountant, financial and tax advisors.

   You must make your own decision whether to tender your options for exchange.

3. PROCEDURES FOR TENDERING OPTIONS

   Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a properly executed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at Avici Systems Inc.,
Attention: Diane Brown, 101 Billerica Avenue, Building 2, North Billerica, Massachusetts 01862, facsimile: 978-964-2650, before the expiration date.

   The method of delivery of all documents, including the letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your options will not be considered tendered until we receive the necessary documentation. We will not accept delivery by e-mail.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We will make a decision either to accept all of the property tendered options or to reject them all on the business day after this offer expires. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

   Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer. In addition, you will be required to enter into a restricted stock agreement governing the terms of your restricted stock and a standing order.

   Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS

   You may only withdraw your tendered options in accordance with the provisions of this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options that are part of the same grant. No partial rejections of options that are part of the same grant will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options that are part of the same grant. We will only accept a paper copy of your change of election. Delivery by email will not be accepted.

   You may withdraw your tendered options at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern time, on November 28, 2001, you may withdraw your tendered options at any time thereafter.

   To validly withdraw tendered options, you must deliver to us at the address set forth in section 3 a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant number, grant date, exercise price and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal should be executed by the option holder who tendered the options to be withdrawn as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

   Neither we nor any other person is obligated to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK AND NEW OPTIONS

   Upon the terms and subject to the conditions of this offer promptly following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. If we cancel all tendered options on October 30, 2001, we expect to grant the restricted stock promptly thereafter. We currently expect to grant the restricted stock no later than November 1, 2001. We will forward to you as soon as practicable after cancellation of your tendered options your new restricted stock agreement. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and the Irrevocable Standing Order to Sell Shares (which we refer to as the "standing order"). We will deliver the restricted stock agreement and the standing order to you after the expiration of the offer. We discuss the standing order in more detail in section 13. In addition, if we cancel all tendered options on October 30, 2001, we currently expect to grant new options on or about May 1, 2002, the first business day that is at least six months and one day after the date we intend to cancel all tendered options. If the offer is extended, then the grant date of the restricted stock and the grant date of the new options will also be extended. Our board of directors, or certain officers designated by our board of directors, will select the actual grant date of the restricted stock and the new options.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

   In exchange for eligible options tendered by you, except as noted below, you will receive a number of shares of restricted stock and new options exercisable for a number of shares of our common stock (collectively, the "New Grant") determined in accordance with the following exchange ratio (the "Exchange Ratio"):

     Exercise Price of Options Tendered                           Exchange Ratio
     ----------------------------------                           --------------
     $5.00 or less...............................................        None
     $5.01--$5.19................................................   1.2 for 1
     $5.20--$10.00...............................................     1 for 1
     $10.01--$40.00..............................................   .75 for 1
     $40.01--$80.00..............................................    .5 for 1
     $80.01 or more..............................................    .2 for 1

One-tenth (1/10) of the New Grant shall consist of shares of restricted stock (rounded up to the nearest whole share) and nine-tenths (9/10) of the New Grant shall consist of new options exercisable for shares of common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events.

   Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of countries other than the United States, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange multiplied by the Exchange Ratio, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

   We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the cancellation of the tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.

   If you are not an employee of Avici or one of our subsidiaries from the date you tender options through the date the restricted stock is granted or the date the restricted stock vests, you will not receive any restricted stock or any other consideration for your tendered options. To the extent shares of restricted stock vest while you remain an employee of Avici or one of our subsidiaries, such shares are yours to keep even after your employment ends. If you are not an employee of Avici or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options. Certain employee leaves of absence that are approved by us in advance will not be deemed to constitute non-employment.

   You are not required to accept the offer. If you choose to tender any options for exchange, you must tender all eligible options granted to you on or after April 1, 2001. With respect to your other eligible options, you may choose to tender one option in its entirety and not tender another. However, you may not make a tender of less than all of a particular outstanding option. For example, if you have received, in each case prior to April 1, 2001, two eligible options, you may choose to tender neither of these eligible options, both of these eligible options, or one of these eligible options. However, if you wish to tender an eligible option, you may not make a tender of anything less than that entire option to the extent outstanding. If you choose to tender any options for exchange, you will be required to indicate in the letter of transmittal the particular option grants you are tendering, including the required eligible options.

   For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. Promptly after we cancel options tendered for exchange, we will send each tendering option holder a letter (a form of which is attached as Exhibit (a)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on October 1, 2001) indicating the number of options (and shares subject to the options) that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options, as well as the number of shares of restricted stock that will be granted to such tendering option holder.

   In the event of a merger or similar transaction, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive new options under this offer to exchange. If we were to terminate your right to receive new options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive new options to purchase securities of the acquiror, or any other consideration, for their tendered options.

   If we are acquired after the grant of your restricted stock but prior to its vesting, the restrictions on your restricted stock may remain in effect subject to the terms of the 2000 Plan. If we are acquired after your tendered options have been accepted and canceled, but prior to the grant date of the new options, then you will not receive a new option grant, unless the successor company decides in its sole discretion to grant you some or all of those new options.

   Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

6. CONDITIONS OF THE OFFER

   We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934. Upon expiration of this offer to exchange (which will be on October 29, 2001 at 12:00 midnight, Eastern time unless we extend it), we will promptly decide to either accept all of the properly tendered options or to reject them all. If we decide to reject them all, we will communicate this to you by 5:00 p.m. east coast time on the business day after this offer to exchange expires (which will be on October 29, 2001 unless we extend it). If we accept all of the properly tendered options they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options, and you will not receive any restricted stock. This condition to the offer to exchange is for our benefit and the decision to accept or reject all properly tendered options is in our sole discretion.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

   Our common stock is quoted on the Nasdaq National Market under the symbol "AVCI." The following table shows, for the periods indicated, the high and low closing sale prices per share of our common stock as reported by the Nasdaq National Market.

   Year ended December 31, 2000                               High      Low
   ----------------------------                             --------- --------
   Third Quarter ended September 30, 2000 (from July 28,
    2000).................................................. $163.50   $88.375
   Fourth Quarter ended December 31, 2000..................   85.6875  17.0625

   Year ended December 31, 2001
   ----------------------------
   First Quarter Ended March 31, 2001...................... $ 37.125  $ 8.00
   Second Quarter ended June 30, 2001......................   14.98     5.17
   Third Quarter (through September 27, 2001)..............    8.53     1.17

   As of September 27, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $1.17 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AND NEW
   OPTIONS

   The following description summarizes the material terms of the 2000 Plan and restricted stock and options granted under that plan. This description is only a summary and is not complete. We recommend that you review each of the 2000 Plan and the 1997 Plan, and the new restricted stock and option agreements that have been filed with the Securities and Exchange Commission as exhibits to the Tender Offer Statement on Schedule TO. The terms and conditions of the option plans are also summarized in the prospectus relating to each plan prepared by us and previously distributed to you. You may also contact us at Avici Systems Inc., Attention: Diane Brown, 101 Billerica Avenue, Building 2, North Billerica, Massachusetts 01862, telephone: 978-964-2074, facsimile: 978-964-2650 and e-mail: dbrown@avici.com, to request copies of the option plans, the form of the restricted stock agreement, the form of the new option agreement, or the prospectus relating to each plan, each of which will be provided at our expense.

   Consideration. We will grant restricted stock and new options exercisable for common stock under the 2000 Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us, except as noted below. The number of shares of restricted stock and new options to be granted to each option holder (collectively, the "New Grant") determined in accordance with the following exchange ratio (the "Exchange Ratio"):

   Exercise Price of Options Tendered                             Exchange Ratio
   ----------------------------------                             --------------
   $5.00 or less.................................................        None
   $5.01--$5.19..................................................   1.2 for 1
   $5.20--$10.00.................................................     1 for 1
   $10.01--$40.00................................................   .75 for 1
   $40.01--$80.00................................................    .5 for 1
   $80.01 or more................................................    .2 for 1

One-tenth (1/10) of the New Grant shall consist of shares of restricted stock (rounded up to the nearest whole share) and nine-tenths (9/10) of the New Grant shall consist of new options exercisable for shares of common stock (rounded down to the nearest whole share), subject to adjustments for any stock splits, stock dividends and similar events.

   Employees who are tax residents of countries other than the United States who are eligible to participate in the offer will have the option to choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, a new option exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered and accepted for exchange by such employee multiplied by the applicable Exchange Ratio, subject to adjustments for any stock splits, stock dividends and similar events. Subject to the terms and conditions of the offer, we currently expect to grant the new options on the first business day that is at least six months and day after we cancel the options accepted for exchange by us. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

   If we receive and accept tenders of all outstanding eligible options, we expect to grant a total of 728,417 shares of restricted stock and to grant new options exercisable for a total of 6,555,754 shares of our common stock. If employees who are non-U.S. tax residents choose to receive only new options in exchange for their eligible options, we expect to grant a total of 704,408 shares of restricted stock and to grant new options exercisable for a total of 6,579,763 shares of our common stock. Our non-employee directors are not eligible to participate in the offer.

   The grant of restricted stock and new options under this offer will not create any contractual or other right of the recipients to receive any future grants of restricted stock, stock options, other Awards or any right of continued employment.

   Terms of Restricted Stock. The restricted stock will be granted under the 2000 Plan and will be evidenced by a restricted stock agreement between you and us. The restricted stock agreement will be substantially the same as the form of restricted stock agreement attached as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on October 1, 2001. We expect to distribute the restricted stock agreement as soon as practicable after the expiration of the offer. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon vesting and your ability to exercise all shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and standing order. The shares of restricted stock will be subject to forfeiture and other restrictions as described in the restricted stock agreement until the shares vest. These restrictions include prohibitions against sale, assignment, pledge, transfer, exchange, hypothecation or other encumbrance, other than by will or inheritance. The restricted stock will vest over two years, with 50% vesting one year after the date of grant and in equal installments of 12.5% of the total shares you receive following the completion of each three-month period thereafter, until fully vested.

   Initially you will have your ownership of the restricted stock registered only in book-entry form in the records of the transfer agent for our common stock. Book-entry registration refers to a method of recording stock ownership in which no share certificates are issued to stockholders. Until your restricted stock vests, you will not be entitled to receive a stock certificate representing your restricted stock. After any date upon which shares of restricted stock held by you have vested, you may obtain a certificate for your vested shares of stock registered in your name in book-entry form upon request from us provided that you have signed the restricted stock agreement and the standing order to facilitate your payment of applicable withholding taxes by contacting us. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock you receive in the offer as of the date of grant of the restricted stock. Unless we extend the offer, we expect to grant the restricted stock promptly after the cancellation of tendered options accepted for exchange. We currently expect to grant the restricted stock no later than November 1, 2001. Following the grant of restricted stock, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

   Terms of New Options. The new options will be granted under the 2000 Plan and a new option agreement between us and each option holder who has tendered options in the offer. The new option agreement will be substantially the same as the form of option agreement attached as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on October 1, 2001. You must execute the new option agreement before receiving new options.

   If you tender options granted to you under the 2000 Plan or the 1997 Plan and you have been employed by Avici or one of our subsidiaries for at least twelve months immediately preceding the date of grant, your new options granted pursuant to the offer will vest with respect to 25% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant on each vesting date thereafter, until fully vested. If you tender options granted to you under the 2000 Plan or the 1997 Plan and you have not been employed by Avici or one of our subsidiaries for twelve months immediately preceding the date of grant, your options granted pursuant to the offer will vest with respect to 12.5% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant on each vesting date thereafter, until fully vested.

   The terms and conditions of the new options may vary from the terms and conditions of the options tendered and accepted for exchange with respect to the exercise price, manner of exercise, the date the vesting begins, the vesting schedule and certain other terms specified in the offer.

   You should also be aware that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options that you receive in the offer may have a higher exercise price than some or all of your tendered options accepted for exchange by us.

   Terms of the 2000 Plan.

   General Information. The compensation committee of our board of directors, on our behalf, is authorized under the 2000 Plan to grant awards to employees, officers, directors, consultants and advisors of Avici and our subsidiaries by providing them with stock options and other equity interests in the company (collectively, "Awards"). The total authorized shares under the 2000 Plan and the 1997 Plan are 20,776,250 shares. The number of shares of common stock available pursuant to the 2000 Plan is 8,158,793 shares plus the number of shares subject to options outstanding under the 1997 Plan as of the date of the company's initial public offering which are forfeited, surrendered or terminated. No additional grants of stock options or other awards will be made under the 1997 Plan. Shares subject to Awards under the 2000 Plan that expire, are canceled or otherwise are terminated are available for re-grant under the 2000 Plan.

   Although the 2000 Plan permits the granting of options intended to qualify as incentive stock options (ISOs) under the Internal Revenue Code, we currently intend that all new options granted under the 2000 Plan in connection with this offer will not qualify as incentive stock options. Therefore, if your current stock options are incentive stock options, your new options will not be granted as incentive stock options, but will instead be non-statutory stock options.

   Administration. The 2000 Plan is administered by the compensation committee of our board of directors, which consists of two directors. Subject to the terms of the 2000 Plan, the compensation committee has the authority to determine the persons to whom Awards shall be granted (subject to certain eligibility requirements for grants of ISOs) and the terms of the Awards granted, including (a) the number of shares subject to each grant, (b) when the Awards becomes exercisable, (c) the per share exercise or purchase price, (d) the duration of the Award, (e) the time, manner and form of payment upon the exercise of an Award and (f) other terms and provisions governing the Awards. The interpretation and construction by the compensation committee of any provision of the 2000 Plan or of any Award granted under the 2000 Plan shall be final unless otherwise determined by our board of directors.

   Term. The term of each Award under the 2000 Plan is fixed by the compensation committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will generally have a term of ten years from the date of grant.

   No Awards may be granted under the 2000 Plan after May 3, 2010, although shares of the common stock may be issued after May 3, 2010 pursuant to awards made on or prior to that date.

   Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the last reported sale price of our common stock on the Nasdaq National Market on the date of grant or as otherwise determined by the compensation committee.

   Payment of Exercise Price. Exercise of new options under the 2000 Plan may be made, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the Chief Financial Officer, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price and withholding taxes due. Payment of the option exercise price for the new options under the 2000 Plan must be made by delivery of cash or check payable to us or as otherwise provided in the 2000 Plan.

   Vesting and Exercise. Each option granted under the 2000 Plan shall either be fully exercisable at the time of grant or shall become exercisable in such installments as the compensation committee may specify. Each option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The compensation committee shall have the right to accelerate the date of exercise of any installment of any option (subject to the $100,000 per year limit on the fair market value of stock subject to ISOs granted to any employee which may become exercisable in any calendar year). Payment for exercise of an option under the 2000 Plan may be made in cash or by check or, if authorized by the compensation committee in its discretion, in full or in part by a personal recourse, interest bearing note, by tendering shares of common stock of the company or by an assignment to the company of the proceeds from the sale of the common stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay the amount to the company.

   Restricted Stock. The compensation committee may grant restricted stock, which is subject to forfeiture by the recipient in the event that conditions specified by the compensation committee in the restricted stock agreement are not satisfied prior to the end of the applicable restriction period or periods established by the compensation committee for such restricted stock. The compensation committee determines the terms and conditions of any such restricted stock award, including the conditions for repurchase (or forfeiture) and the grant price, if any.

   Transfer of Control and Other Transactions. The 2000 Plan defines an "Acquisition" to mean: (x) the sale of the company by merger in which the shareholders of the company in their capacity as such no longer own a majority of the outstanding equity securities of the company (or its successor); or (y) any sale of all or substantially all of the assets or capital stock of the company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the company, as determined by the board of directors.

   Upon the consummation of an Acquisition, the board of directors shall take any one or more of the following actions with respect to then outstanding
Awards: (a) provide that outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for incentive stock options shall satisfy, in the determination of the board of directors, the requirements of Section 424(a) of the Internal Revenue Code; (b) upon written notice to the participants, provide that all or a portion of then unexercised options will become exercisable in full or in part as of a specified time (the "Acceleration Time") prior to the Acquisition and will terminate immediately prior to the consummation of such Acquisition, except to the extent exercised by the participants between the Acceleration Time and the consummation of such Acquisition; (c) in the event of an Acquisition under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share of common stock surrendered pursuant to such Acquisition (the "Acquisition Price"), provide that all outstanding options shall terminate upon consummation of such Acquisition and each participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the Acquisition Price multiplied by the number of shares of common stock subject to such outstanding options (whether or not then exercisable), exceeds (y) the aggregate exercise price of such options; (d) provide that all or any portion of the restricted stock awards then outstanding shall become free of all or certain restrictions prior to the consummation of the Acquisition; and (e) provide that any other Awards outstanding (x) shall become exercisable, realizable or vested in full or in part, or shall be free of all or certain conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition, or (y), if applicable, shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that in no event shall the board of directors accelerate the vesting of any option, restricted stock award or other Award by a period of more than one year.

   Adjustments. If any change is made to our common stock issuable under the 2000 Plan by reason of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, then (i) the number and class of securities available for awards under the 2000 Plan and the per-participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based award shall be adjusted by the company (or substituted awards may be made) to the extent the board of directors shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

   Assignability. Except as the compensation committee may otherwise determine or provide in an Award, no Award shall be sold, assigned, transferred, pledged or other otherwise encumbered, except by will or by the laws of descent and distribution. Prior to vesting, the restricted stock will be subject to prohibitions against sale, assignment, pledge, transfer, exchange, hypothecation or other encumbrance, other than by will or inheritance.

   Change in Service. In the event an employee ceases to provide services to the company or one of our subsidiaries in the capacity of an employee, officer, director or consultant for any reason other than disability, death or dissolution (as described in the stock option or stock restriction agreement) or termination for cause (as described in the stock option or stock restriction agreement), no further installments of the options shall become exercisable and the employee will have a period of thirty days following the date of such cessation of service during which to exercise each outstanding option held by such employee, but in no event later than the scheduled expiration date.

   Amendment and Termination of the Option Plans. Our board of directors may amend, suspend or terminate the 2000 Plan or any portion thereof at any time. However, if any such amendment, taking into account any related action, materially and adversely affects the rights or obligations with respect to Awards outstanding under the option plans, the holder's consent to such amendment shall be required.

   No Stockholder Rights and Employment Rights. Once the restricted stock is granted, the participant will have voting, dividend and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of the restricted stock received. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding options until such shares are purchased in accordance with the provisions of the 2000 Plan. Nothing in the 2000 Plan confers upon the participant any right to continue in our employ.

   Registration of Option Shares. All shares of restricted stock and common stock granted upon exercise of options under the 2000 Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed by us with the Securities and Exchange Commission. Unless you are one of our affiliates, you will be able to sell the shares of restricted stock and the shares received upon exercise of your options free of any transfer restrictions under applicable securities laws. As noted above, prior to vesting, the restricted stock will be subject to restrictions on transfer pursuant to the restricted stock agreement between you and us.

   Tax Consequences. You should refer to section 13 for a summary of certain expected U.S. federal income tax consequences of accepting or rejecting the restricted stock and new options under this offer to exchange. We are not in a position to provide tax advice, and you should consult with your own tax advisor concerning the U.S. federal, state, and other tax consequences of accepting or rejecting this offer to exchange. Special considerations may apply to employees located outside of the United States, including Belgium, France, Germany, Hong Kong, the Netherlands and the United Kingdom. In such countries, the application of local taxation rules may be different, relative to the U.S. federal income tax treatment, and may include the imposition of taxes upon the grant of restricted stock, the new options, or both. If you are an employee outside of the United States, you should consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

9. INFORMATION CONCERNING AVICI SYSTEMS INC.

   We provide high-speed data networking equipment that enables telecommunications companies and Internet service providers to intelligently transmit high volumes of information across their fiber optic networks.

   We are a Delaware corporation. Our principal executive offices are located at 101 Billerica Avenue, North Billerica, Massachusetts 01862 and our telephone number is (978) 964-2000. Our World Wide Web site address is www.avici.com. The information in the Web site is not incorporated by reference into this offer to exchange. Our common stock is listed on the Nasdaq National Market under the symbol "AVCI."

   On September 10, 2001, we revised our revenue and earnings estimates for our third quarter ending September 30, 2001. We announced that we expect third quarter revenues to be in the range of $9 to $10 million, down from earlier estimates of $22.5 to $23.5 million, as compared to $4.4 million reported in the third quarter of 2000. Net loss per share including non-cash stock based compensation and the one-time charges discussed below is expected to range from $0.77 to $0.84, compared to $0.70 for the third quarter of 2000. Additionally, we implemented cost-cutting measures and reduced our workforce by 14 percent, or approximately 55 employees. In conjunction with our third quarter closing for the three months ending September 30, 2001, we will take one time charges of between $15 and $18 million. Included in the charges are estimated provisions for excess inventory and related commitments of approximately $14 million, asset utilization of $1.5 million and severance and facility related costs of $1 million.

   Before deciding whether to tender your options pursuant to the offer, we encourage you to review the financial information included on pages 3 through 9 in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001. We are incorporating by reference the financial information referred to in the preceding sentence into this offer to exchange. See "Additional Information" beginning on page 32 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including our filings that contain our financial statements.

   The following table summarizes certain of our consolidated financial data:

                                     Years ended December 31,      Six months
                                     --------------------------  ended June 30,
                                         1999          2000           2001
                                     ------------  ------------  --------------
                                      (in thousands, except per share data)
Consolidated Statement of Opera-
 tions Data:                                                       (unaudited)
Net revenue........................  $         --  $     15,070    $   35,492
Cost of Revenue....................            --       (11,157)      (20,749)
Total operating expenses...........       (48,634)      (96,602)      (54,256)
Interest income, net...............           844         8,002         6,452
                                     ------------  ------------    ----------
Net loss...........................  $    (47,790) $    (84,687)   $  (33,061)
                                     ============  ============    ==========
Assets Data:
Total current assets...............  $     52,419  $    256,478    $  195,878
Non-current assets.................         9,420        45,610        73,785
                                     ------------  ------------    ----------
Total assets.......................  $     61,839  $    302,088    $  269,663
                                     ============  ============    ==========
Liabilities, Redeemable Convertible
 Preferred Stock and Stockholders'
 Equity Data:
Total current liabilities..........  $     11,555  $     31,138    $   19,569
Long-term obligations, less current
 maturities........................         6,390         3,072         1,491
Redeemable convertible preferred
 stock.............................       123,441            --            --
Warrants to purchase Series B re-
 deemable convertible preferred
 stock.............................           198            --            --
Total stockholders' equity.........       (79,745)      267,878       248,603
                                     ------------  ------------    ----------
Total liabilities and stockholders'
 equity............................  $     61,839  $    302,088    $  269,663
                                     ============  ============    ==========
Consolidated Statements of Cash
 Flows Data:
Cash used in operating activities..  $    (40,969) $    (57,639)   $  (32,150)
Net cash (used in) provided by in-
 vesting activities................       (13,917)     (133,180)      (35,844)
Net cash provided by financing ac-
 tivities..........................        65,937       283,032         1,834
Per Share Data:
Basic and diluted net loss per
 share.............................  $     (13.99) $      (3.69)   $    (0.32)
                                     ============  ============    ==========


   Except as otherwise described above or elsewhere in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

(1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(2) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(3) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(4) any change in our present board of directors or management, including a change in the number or term of directors to fill any existing vacancies on the board of directors, or any change in an executive officer's material terms of employment;

(5) any other material change in our corporate structure or business;

(6) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(7) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(8) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

(9) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or any change in our certificate of incorporation or by-laws, or

(10) any actions which may impede the acquisition of control of us by any person.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS

   A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of October 1, 2001, our eleven executive officers and directors as a group beneficially owned options outstanding under the 2000 Plan and the 1997 Plan to purchase a total of 2,025,000 shares of our common stock, which represented approximately 16.2% of the shares subject to all options outstanding under the option plans as of that date. As of October 1, 2001, four of our executive officers or directors held outstanding options under the option plans with an exercise price of more than $5.00. Surya R. Panditi, the Chairman of our Board of Directors, held outstanding options to purchase an aggregate of 200,000 shares of our common stock with an exercise price of more than $5.00, which represented approximately 2.4% of the options eligible to be tendered pursuant to the Offer to Exchange. Steven B. Kaufman, our President, Chief Executive Officer and a member of our Board of Directors, held outstanding options to purchase an aggregate of 1,200,000 shares of our common stock at an exercise price of more than $5.00 per share, which represented approximately 14.3% of the options eligible to be tendered pursuant to the Offer to Exchange. Paul F. Brauneis, our Chief Financial Officer and Senior Vice President of Finance and Administration, held outstanding options to purchase an aggregate of 175,000 shares of our common stock at an exercise price of more than $5.00 per share, which represented approximately 2.1% of the options eligible to be tendered pursuant to the Offer to Exchange. Christopher
W. Gunner, our Senior Vice President of Engineering, held outstanding options to purchase an aggregate of 175,000 shares of our common stock at an exercise price of more than $5.00 per share, which represented approximately 2.1% of the options eligible to be tendered pursuant to the Offer to Exchange. This represented approximately 13.6% of the shares subject to all eligible options outstanding under the option plans as of that date. Our non-employee directors are not eligible to participate in the offer.

   In the 60 days prior to and including October 1, 2001, the directors and executive officers of Avici had the following transactions in options to purchase our common stock:

   On September 21, 2001, Mr. Panditi exercised an option to purchase 50,000 shares of common stock at an exercise price of $.01 per share.

   Pursuant to the Fifth Amended and Restated Investors' Rights Agreement, dated as of April 24, 2000, as amended, to which we are a party, the shareholders party thereto are entitled to rights with respect to the registration of shares of common stock held by them under the Securities Act of 1933. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and to include shares of such common stock in the registration. Additionally, (i) after August 13, 2002, the holders of at least a majority of the outstanding shares of our common stock issued upon conversion of all classes of our outstanding preferred stock and not previously registered under the Securities Act or sold under Rule 144 or (ii) at any time, certain holders, including Nortel Networks, Amerindo Technology Growth Fund II and Litton Master Trust, are entitled to demand registration rights pursuant to which they can require us to file a registration statement under the Securities Act of 1933, as amended, at our expense with respect to shares of our common stock. This right may be exercised on up to two occasions, as to clause (i) above, and up to three occasions, as to clause (ii) above. We are not required to file more than one Form S-3 Registration Statement in any one-year period. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration under certain circumstances.

   On July 27, 2000, Steven B. Kaufman purchased an aggregate of 100,000 shares of common stock at a per share purchase price of $25.00 per share pursuant to a Stock Restriction Agreement that gives Avici the right to repurchase all or a portion of the shares at their purchase price in the event that Mr. Kaufman ceases to be employed by Avici. Mr. Kaufman's purchase of the common stock was financed by an interest-free, partial recourse loan from Avici in the principal amount of $2,500,000. This loan is due upon the earlier of July 27, 2010 or the sale of all or any of the shares of the common stock purchased. The loan is secured by shares of the common stock.

   Except as otherwise described above and other than ordinary course purchases under the Avici Systems Inc. Employee Stock Purchase Plan and ordinary course grants of stock options to employees who are not directors or executive officers, there have been no transactions in options to purchase our common stock or that were effected during the past 60 days by us or, to our knowledge, by any director, executive officer, affiliate or subsidiary of Avici. In addition, except as otherwise described above and other than restricted stock awards and outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the option plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

   Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of options under the option plans and for issuance upon the exercise of such options. Once your options have been canceled, you will no longer have any rights under those options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

   The shares of restricted stock granted in the exchange will not be treated for financial reporting purposes as variable awards. However, we will record a fixed non-cash compensation expense as the restricted stock vests based on the stock's value on the date of grant. The expense must be amortized against our earnings over the vesting period of the restricted stock.

   The new options will generally not be treated for financial reporting purposes as variable awards. We believe that we will not incur any compensation expense relating to the grant of the new options because:

  . we will not grant any new options until a business day that is at least six months and one day after the date that we cancel the eligible options accepted for exchange; and

  . the exercise price of all new options will equal 100% of the fair market value of the common stock on the date we grant the new options.

   We may incur compensation expense, however, if we grant any new options having an exercise price less than the exercise price of the eligible options being tendered in exchange for such new options to any tendering option holder before the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we could be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeded the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12. LEGAL MATTERS; REGULATORY APPROVALS

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of restricted stock and new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our restricted stock and new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new options and restricted stock for tendered options is subject to conditions, including the conditions described in section 6.

13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a general summary of certain U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations and administrative rulings and judicial decisions as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code. This summary does not discuss state, local, and foreign taxes and does not discuss U.S. federal taxes other than income taxes (e.g., estate and gift tax laws).

   Special considerations may apply to employees located outside of the United States, including Belgium, France, Germany, Hong Kong, the Netherlands and the United Kingdom. In such countries, the application of local taxation rules may be different, relative to the U.S. federal income tax treatment, and may include the imposition of taxes upon the grant of restricted stock, new options, or both. If you are an employee outside of the United States, you should consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

   If you exchange outstanding incentive or nonqualified stock options for restricted stock and new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange, unless you make an election under Section 83(b) of the Code as described below. However, upon each vesting of the restricted stock, you will be required to recognize taxable ordinary income in an amount equal to the fair market value of such restricted stock on the date of vesting. In addition, all federal, state and local taxes that must be withheld with respect to that income will be due to Avici immediately upon such vesting and will be funded as described below. Unless you file an election under Section 83(b) of the Code, as a condition of receiving the restricted stock you will be required to submit a standing order authorizing a broker designated by us to automatically sell the number of vested shares of restricted stock necessary to obtain proceeds sufficient to satisfy the withholding tax obligation described below. At the date of grant of the new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes. However, when you exercise the options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary income to you, and you will be subject to withholding of income and employment taxes at that time.

   Section 83(b) Election. If you choose to make an election under Section 83(b) of the Code with respect to your restricted stock grant, you must file it with the Internal Revenue Service, or IRS, within 30 days of the effective grant date of the restricted stock. If you make a Section 83(b) election, you will be required to recognize taxable ordinary income at the date of grant of the restricted stock in an amount equal to the fair market value of the restricted stock on such date (without regard to any effect of the vesting restrictions), and you will be required to fund all applicable withholding taxes at that time by submitting the appropriate amount to us in cash. If any of the restricted stock is subsequently forfeited, e.g., your employment at Avici or one our subsidiaries is terminated for any reason before the shares are fully vested, you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes paid. However, having made the filing, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares of common stock issued upon vesting, any gain or loss realized or such sale will generally be a capital gain or loss, and such capital gain or loss will generally be treated as a long-term capital gain or loss if you held the shares for more than one year. You must notify us promptly after you file your Section 83(b) election with the IRS and provide us with evidence of that filing. The rules and filing requirements with respect to Section 83(b) elections are strict and complicated. You must consult your own tax advisor with respect to the decision whether to make or not make a Section 83(b) election as well as with respect to all filings and other requirements with respect to such election.

   Withholding Taxes. At the time you recognize ordinary income relating to the restricted stock (either upon vesting, or upon issuance if you make an election under Section 83(b) of the Code within 30 days of the effective grant date of the restricted stock), we will have withholding tax obligations, much like the obligation that arises when we pay you your salary. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must immediately remit to us the amount of the applicable federal, state, and local withholding taxes. If you do not make an election under Section 83(b), the following will happen:

  . Once the company designates the broker, if you do not have an account with that broker, you will be required to open an account with the broker prior to the vesting of shares of your restricted stock. We will require you to sign and return the standing order prior to any vesting of your shares. The standing order includes provisions authorizing the broker designated by us to sell a portion of your shares of restricted stock when they vest in order to pay the withholding taxes.

  . On each date upon which shares of restricted stock held by you vest (which we refer to as a "vesting date") (or on the first trading day thereafter if the vesting date is not a trading date), we will instruct the transfer agent for our common stock to forward to the broker designated by us that number of vested shares that we anticipate will be sufficient to obtain proceeds to satisfy the withholding tax obligation and the broker's usual trade commission for this sale, if necessary. The broker will rely on your standing order to sell those shares.

  . The amount of withholding taxes you owe will be based on the last reported sale price of our stock on each vesting date. We will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our common stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be returned to you. In the event that the proceeds received are insufficient to cover the withholding taxes, we reserve the right to either instruct the broker to sell additional vested shares or deduct the necessary amount from your next paycheck.

   By participating in this exchange and signing the restricted stock agreement and standing order, you will authorize us and the broker to take the above actions to pay withholding taxes and broker commissions, if necessary. In the event there is not a market in our common stock, Avici will have the right to make other arrangements to satisfy the withholding obligations.

   To the extent that withholding taxes apply to employees who are tax residents of a country other than the United States at the time of grant, the employees will be required to remit to us applicable withholding taxes pertaining to the grant of restricted stock.

   U.S. Federal Income Tax Consequences with respect to Outstanding Incentive Stock Options. We currently intend that all new options granted under the 2000 Plan will not qualify as incentive stock options. Therefore, if your current options are incentive stock options, your new options will not be granted as incentive stock options, but will instead be granted as new non-statutory stock options. Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new non-statutory stock options. (See discussion below of the U.S. federal income tax treatment of the new non-statutory stock options.)

   You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to exchange to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could affect the continued status of the options as incentive stock options (as opposed to non-statutory options) and would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise. We are not in a position to provide tax advice, and you should consult with your own tax advisor concerning the U.S. federal, state, and other tax consequences of accepting or rejecting this offer to exchange, including the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the common stock purchased under those options. You should also consult with your tax adviser concerning the alternative minimum tax consequences of incentive stock options.

   U.S. Federal Income Tax Consequences of Non-statutory Stock Options. Under current law, you generally will not recognize taxable ordinary income upon the grant of a non-statutory stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of ordinary income taxable to you.

   The subsequent sale of the shares acquired pursuant to the exercise of a non-statutory stock option generally will give rise to capital gain or loss equal to the difference between (i) the sale price and (ii) the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will generally be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

   The foregoing is a summary of certain U.S. federal income tax considerations for option holders in connection with the exchange of outstanding options for new options and restricted stock. The summary, however, does not address every situation that may arise in connection with the outstanding options or the new options or restricted stock. For example, it does not deal with the tax implications arising from an optionee's death; nor does it discuss foreign, state or local tax consequences. The summary is not intended as tax advice or as a substitute for careful tax planning, and each optionee is urged to consult with and rely on his or her own advisors with respect to the tax consequences (foreign, federal, state and local) of the retention of outstanding options, the exchange of outstanding options for new options and restricted stock, the issuance and vesting of restricted stock, and the exercise of new options and the disposition of shares acquired upon such exercise.

   WE ADVISE ALL OPTION HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER TO EXCHANGE.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT

   We may, from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by disseminating notice of the extension to option holders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Securities Exchange Act. If the offer is extended, then the grant date of the new options and the restricted stock will also be extended.

   We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by disseminating notice of the termination or postponement to the option holders by public announcement, oral or written notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by increasing or decreasing the exercise price of options eligible to be tendered in the offer.

   If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  (1) we increase or decrease the amount of consideration offered for the eligible options;

  (2) we decrease the number of options eligible to be tendered in the offer;
      or

  (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

   If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

   Amendments to the offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any notice made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change, for example by issuing a press release.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15. FEES AND EXPENSES

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16. ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the Securities and Exchange Commission before making a decision on whether to tender your options:

  (1) Our Annual Report on Form 10-K for the year ended December 31, 2000, filed March 29, 2001;

  (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, filed May 11, 2001 and August 10, 2001, respectively;

  (3) The description of our common stock contained in our registration statement on Form 8-A filed on June 21, 2000, including all amendments or reports updating this description; and

  (4) Our definitive proxy statement for our 2001 annual meeting of shareholders, filed April 20, 2001.

   These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

      450 Fifth Street, N.W.              500 West Madison Street
      Room 1024                           Suite 1400
      Washington, D.C. 20549              Chicago, IL 60661

   You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "AVCI," and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                               735 K Street, N.W.
                             Washington, D.C. 20006

   We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                               Avici Systems Inc.
                             Attention: Diane Brown
                        101 Billerica Avenue, Building 2
                      North Billerica, Massachusetts 01862
                            Telephone: 978-964-2074
                            Facsimile: 978-964-2650
                            e-mail: dbrown@avici.com

between the hours of 9:00 a.m. and 4:00 p.m., Eastern time. As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Avici should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS

   This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Avici or our management are intended to identify these forward-looking statements. All statements by us regarding future events, the plans and objectives of Avici or the future financial performance of Avici involve risks and uncertainties. We wish to caution you that these forward-looking statements are only predictions and that actual results may differ materially from those stated or implied in the forward-looking statements. Due to increasing uncertainties in our market, our degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in the past. Factors that could cause actual results to differ from those contained in the forward-looking statements, including, but not limited to, risks associated with market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, Avici's dependence on a limited number of large customers, the financial condition of our customers, risks of customer loss, development of the market place, product development and enhancement, expansion of sales channels, intensity of competition of other vendors, and technological changes, among others. Avici assumes no obligation to revise or update the forward-looking statements contained in this offer to exchange to reflect events or circumstances after the date hereof.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Avici Systems Inc.
October 1, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                    EXECUTIVE OFFICERS OF AVICI SYSTEMS INC.

   The directors and executive officers of Avici Systems Inc. and their positions and offices as of October 1, 2001 are set forth in the following table:

Name                         Position and Offices Held
----                         -------------------------
Surya R. Panditi............ Chairman of the Board of Directors

Steven B. Kaufman........... President, Chief Executive Officer and Director

Paul F. Brauneis............ Chief Financial Officer, Senior Vice President of
                              Finance and Administration and Treasurer

Christopher W. Gunner,
 Ph.D....................... Senior Vice President of Engineering

Henry Zannini............... Vice President of Governmental Sales and Director

James R. Swartz............. Director

Sanjiv Ahuja................ Director

Stephen M. Diamond.......... Director

Catherine M. Hapka.......... Director

Richard T. Liebhaber........ Director

James Mongiello............. Director

   The address of each director and executive officer is: c/o Avici Systems Inc., 101 Billerica Avenue, North Billerica, Massachusetts 01862.

                               AVICI SYSTEMS INC.

   OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES OF COMMON STOCK OF AVICI SYSTEMS INC. HAVING AN EXERCISE PRICE PER SHARE OF MORE THAN $5.00 FOR RESTRICTED STOCK AND NEW OPTIONS

                               ----------------

   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME ON OCTOBER 29, 2001, UNLESS THE OFFER IS EXTENDED BY AVICI SYSTEMS INC.

                               ----------------

   Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                               Avici Systems Inc.
                             Attention: Diane Brown
                        101 Billerica Avenue, Building 2
                      North Billerica, Massachusetts 01862
                            Telephone: 978-964-2074
                            Facsimile: 978-964-2650
                            e-mail: dbrown@avici.com

                               ----------------

                                October 1, 2001